Exhibit 99.1

ATC Contact: Igor Khislavsky
Senior Director, Investor Relations
Telephone: (617) 375-7500

American Tower Corporation Releases Information Regarding its Business with Sprint and T-Mobile US

Boston, Massachusetts - April 29, 2018 - American Tower Corporation (NYSE: AMT) today released information about its business in light of the proposed merger between Sprint and T-Mobile US For the quarter ended December 31, 2017, Sprint and T-Mobile US each accounted for approximately 8% of American Tower’s consolidated property revenues.

For the quarter ended December 31, 2017, on sites where both companies had separate leases for antenna space, the revenue generated from Sprint represented approximately 4% of American Tower’s consolidated property revenues and the revenue generated from T-Mobile US represented approximately 3% of American Tower’s consolidated property revenues. The average remaining non-cancellable current lease term on these sites with Sprint and T-Mobile US is approximately three to four years.

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 160,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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